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                                                                                                                       EXHIBIT 12.1


                                             THE CHARLES SCHWAB CORPORATION

                                    Computation of Ratio of Earnings to Fixed Charges
                                         (Dollar amounts in millions, unaudited)


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                                                                                              Year Ended December 31,

                                                                                2002        2001       2000        1999       1998
                                                                                ----        ----       ----        ----       ----
Earnings before taxes on earnings and extraordinary gain                      $  168      $  135     $1,231      $1,099     $  678
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Fixed charges
   Interest expense:
         Brokerage client cash balances                                          173         696      1,076         701        580
         Deposits from banking clients                                            98         128        155         117        108
         Long-term debt                                                           46          55         55          33         30
         Short-term borrowings                                                    23          27         20           8          9
         Other                                                                     5          22         46          39         47
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               Total                                                             345         928      1,352         898        774
   Interest portion of rental expense                                             86          93         75          54         41
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         Total fixed charges (A)                                                 431       1,021      1,427         952        815
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Earnings before taxes on earnings and extraordinary gain
   and fixed charges (B)                                                      $  599      $1,156     $2,658      $2,051     $1,493
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Ratio of earnings to fixed charges (B) divided by (A)(1)                         1.4         1.1        1.9         2.2        1.8
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Ratio of earnings to fixed charges excluding
   brokerage client interest expense(2)                                          1.7         1.4        4.5         5.4        3.9
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on earnings and extraordinary  gain and fixed charges.  "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.

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